Exhibit 5.2

666 Third Avenue, 20th floor New York, NY 10017-4132 Main (212) 451-2900 Fax (212) 451-2999

July 17, 2023

Prime Number Holding Limited

1129 Northern Blvd., Suite 404

Manhasset, NY 11030

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have been engaged as U.S. securities counsel by Prime Number Acquisition I Corp., a Delaware company (the “Company”), in connection with the Registration Statement on Form F-4 of Prime Number Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), as amended and supplemented through the date hereof (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), including the proxy statement/prospectus forming a part thereof, relating to up to 138,313,432 ordinary shares of PubCo, par value $0.0001 per share (the “Ordinary Shares”), and 3,225,000 warrants of PubCo, each exercisable for one Ordinary Share (the “Warrants”), to be issued by PubCo pursuant to the business combination agreement dated December 29, 2022 (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), by and among the Company, PubCo, Prime Number Merger Sub Inc., a Delaware corporation and subsidiary of PubCo (the “Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and subsidiary of PubCo (the “New SubCo”), NOCO-NOCO PTE. LTD., a Singapore private company limited by shares (“Noco-Noco”), and certain shareholders of Noco-Noco. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the minutes of the meeting of the board of directors of the Company dated as of December 29, 2022 in connection with the Business Combination Agreement and the Business Combination; (iv) the Warrant Agreement (the “Warrant Agreement”), dated May 12, 2022, by and between the Company and Vstock Transfer, LLC (“VStock”), which is included as an exhibit to the Registration Statement; (v) the form of warrant certificate annexed to the Warrant Agreement; (vi) the form of the warrant assumption agreement (the “Warrant Assumption Agreement”) to be entered into by the Company, PubCo and VStock”, which is attached as an annex to the Business Combination Agreement and included as an exhibit to the Registration Statement; and (vii) the form of the notice letter from the Company and PubCo to VStock regarding the Warrant Agreement, which is included as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and PubCo and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, PubCo and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

July 17, 2023

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and (except for PubCo with respect to the Warrants) the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, PubCo and others, and of public officials.

Based upon the foregoing, we are of the opinion that: When the Registration Statement becomes effective under the Act and when the Warrants are issued, delivered and paid for as part of the Business Combination, as contemplated by the Registration Statement and in accordance with the terms of the Business Combination Agreement and the Warrant Assumption Agreement, such Warrants will be legally binding obligations of PubCo enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement, the Warrants and the Warrant Assumption Agreement; (e) with respect to the Ordinary Shares, we express no opinion to the extent that future issuances of securities, including the Ordinary Shares, of PubCo and/or adjustments to outstanding securities, including the Warrants, of PubCo may cause the Warrants to be exercisable for more Ordinary Shares than the number that remain authorized but unissued; and (f) we have assumed that the exercise price of the Warrants, as specified in the Warrant Assumption Agreement, will not be adjusted to an amount below the par value per Ordinary Share.

July 17, 2023

Our opinion herein is expressed solely with respect to the legally binding obligations of PubCo with respect to the Warrants, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as U.S. securities counsel of the Company and to all references made to us under the caption “Legal Matters” in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

ROBINSON + COLE LLP